Exhibit 99.1

Release: May 10, 2022

CP shareholders should reject TRC Capital Investment Corp. mini-tender offer

Calgary – Canadian Pacific (TSX: CP) (NYSE: CP) said today it has received notice of an unsolicited mini-tender offer from TRC Capital Investment Corporation (“TRC”) to purchase up to 1.5 million common shares of Canadian Pacific, representing approximately 0.16 percent of the outstanding shares of common stock, at a price of C$88.50 per share.

CP does not endorse this unsolicited offer, and advises CP shareholders that the offer has been made at a price 4.37 and 4.49 percent respectively, below market price, as of CP’s closing price on the Toronto Stock Exchange and the New York Stock Exchange on May 2, 2022, the date of the offer. CP has no association with TRC Capital or its offer, and recommends that shareholders do not tender their CP shares to the offeror.

The Canadian Securities Administrators have issued long-standing guidance on the practice of mini-tenders, which can be found here.

Additionally, the SEC has cautioned investors about mini-tender offers noting that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC published investor tips regarding these offers on its website which can be found here.

About Canadian Pacific

Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

Contacts:

Media

Alert_MediaRelations@cpr.ca

Investment Community

Maeghan Albiston

403-319-3591

investor@cpr.ca